ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of this 17th day of October, 1999, by and among Oak Bridge Capital III, Inc., a Colorado corporation ("Acquiror"); Mark T. Thatcher ("Thatcher") and Gerard M. Werner ("Werner") (Thatcher and Werner are collectively called the "Principals"); Mighty Star Holdings, Ltd, a British Virgin Islands corporation ("MSH" or the "Company"); and Chong Wai Hong, a resident of Hong Kong, China (the "Sole Shareholder" or the "Shareholder").

                              W I T N E S S E T H :

     Acquiror is a Colorado corporation of which the Principals are the controlling persons as of the date of this Agreement. The word "controlling" as utilized herein refers to those persons who are officers, directors and/or the record and beneficial owners of 10% or more of Acquiror's Common Stock as of the date of this Agreement. Subject to the terms and conditions of this Agreement, Acquiror and Principals desire Acquiror to acquire all of the issued and outstanding stock of MSH in exchange for 9,670,500 shares of common stock, par value $.0001, of Acquiror ("Acquiror Common"). The Sole Shareholder owns all of the issued and outstanding MSH Common.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Transfer of MSH Common to Acquiror.

          Subject to and upon the terms and conditions hereof, on the Closing Date (as defined in paragraph 16 below) the Acquiror shall acquire from the Sole Shareholder 100% of the issued and outstanding MSH Common.

     2.   Consideration for the Transfer of SUBS Common.

          In consideration for the transfer to the Acquiror of shares of MSH Common, the Acquiror shall issue to the Sole Shareholder tendering his MSH shares at the closing, 9,670,500 restricted shares of Acquiror Common for all of the MHS Common restricted Acquiror common shares. Unless otherwise specifically indicated hereinafter the Acquiror common shares referred to throughout this Agreement refer to restricted Acquiror common shares, which shares shall represent 88.73% of all issued and outstanding shares of Acquiror Common Stock when taking into consideration the fact that (a) 1,100,000 shares of Acquiror Common Stock are currently owned by Principals; and (b) 128,000 shares of Acquiror Common Stock are currently owned by persons other than the Principals.

     2.1  Acquiror Common.

          The total number of shares of Acquiror Common to be issued to the Sole Shareholder pursuant to Section 2 shall constitute 88.73% of all issued and outstanding Acquiror securities immediately after the Closing.. Acquiror has no other class of capital stock.

     3. No Requirement for Shareholder Approvals and Information Statement; Statement Under Section 14(f) of the Exchange Act.

          (a) Shareholder Approvals. Acquiror has, upon the advice of its counsel, determined that no shareholder approval is required, necessary or appropriate to consider and act upon the transactions contemplated by this Agreement.

          (b) Information Statement. Acquiror has, upon the advice of its counsel, determined that it is not required to prepare and distribute to its shareholders an Information Statement complying with the requirements of the Exchange Act of 1934, as amended, ("1934 Act") and the rules and regulations promulgated thereunder.

          (c) Acquiror shall not be obligated to conclude the acquisition of MSH Common unless there shall be delivered to it at the Closing 100% of all outstanding MSH Shares.

          (d) Acquiror shall, promptly upon the execution of this Agreement, and within three business days, file a Schedule 14f-1 with the Commission and distribute the same to its shareholders. Upon advice of counsel, Acquiror has determined that no other filing is required by it under the Exchange Act or the Securities Act to complete the transactions contemplated hereby.

     4.   Transfer and Exchange of Shares.

          (a) It is the intention of the parties hereto that the consummation of the transactions contemplated herein, upon the terms and conditions set forth in this Agreement, shall result in the acquisition by the Acquiror, in exchange solely for 9,670,500 shares of its voting common stock (its only current issued and outstanding class of stock), 100% of the MSH stock such that Acquiror will (a) have "control" (within the meaning of Section 368(c) of the Internal Revenue Code of 1954, as amended (the "Code")) of MSH after the consummation of the transactions contemplated hereby and that such transactions will constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and/or (b) that MSH shall become a wholly owned operating subsidiary of Acquiror (immediately subsequent to the conclusion of the acquisition).

          (b) Restrictive Legend on Acquiror Common. Upon Closing the Sole Shareholder shall transfer the MSH Common to Acquiror solely in exchange for 9,670,500 shares of restricted, non-registered Acquiror Common, which are voting shares, pursuant to the terms and provisions hereof. Certificates evidencing such shares of Acquiror Common shall bear the following restrictive legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated, or otherwise disposed of in the absence of (i) an effective registration statement for such securities under such act or (ii) an opinion of company counsel that such registration is not required.

     5. Representations and Warranties of MSH. MSH makes the following representations and warranties to Acquiror, each of which is true and correct on the date hereof and shall be true and correct at Closing:

          (a) Due Incorporation, Good Standing and Qualification. MSH is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

          (b) Corporate Authority. MSH has the full corporate power and authority to enter into this Agreement and (subject to any requisite approval by the Shareholders of MSH Common) to carry out the transactions contemplated by this Agreement. The Board of Directors of MSH has unanimously and duly authorized the execution, delivery and performance of this Agreement.

          (c)  Capital Structure.

                    (i) MSH is authorized to issue 50,000 shares of Common Stock, par value $1.00 per share, which are voting shares, one of which shares is validly issued and outstanding, fully paid and non-assessable as of the date hereof, and none of which shares, to MSH's knowledge, have any liens and/or encumbrances against them.

                    (ii) There are no options, warrants, rights, stockholder agreements or other agreements or instruments outstanding giving any person the right to acquire any shares of MSH Common and there are no commitments to issue any options, warrants or rights to acquire shares of MSH Common.

          (d)  Subsidiaries.  MSH has no subsidiaries.

          (e)  Litigation.    To the best of its knowledge there are no
pending or threatened material suits, legal proceedings, claims or governmental investigations of any kind against or with respect to MSH, the Sole Shareholder and/or MSH's assets or any basis for any such material suit, legal proceeding, claim or governmental investigation which would individually, or in the aggregate, have a materially adverse effect on the business or properties of MSH.

          (f) Taxes. MSH has filed all applicable tax returns required to be filed to date in accordance with the provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments (including, without limitation, income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, and all penalties and interest in respect thereof) required to have been paid to date.

          (g) Governmental Consent. To the best of MSH's knowledge, no permit, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required of MSH in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          (h) Compliance with Laws. MSH has not received any notice that it is not in compliance with all material applicable existing requirements of laws, foreign, federal, state and local, and all existing applicable material requirements of governmental bodies or agencies having jurisdiction over it and to the best of its knowledge has all necessary licenses (foreign, federal, state and/or local) required of it in order to conduct its current business activities.

          (i) Financial Statements. (a) The internally generated financial statements of MSH as of October 15, 1999 ("Financial Statements") previously delivered to Acquiror and attached hereto as an Exhibit, have been internally generated and compiled by Kwok & Associates, independent public accountants. To the best of MSH's knowledge, such Financial Statements have been prepared in accordance with generally accepted accounting principles, are correct and complete in all material respects and fairly and accurately present the financial condition of MSH as of the dates and for the periods stated therein, except as set forth herein or therein and/or in the compiling accountant's letter to the Board of Directors, dated October 15, 1999. MSH has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles, except as and to the extent disclosed on the Financial Statements delivered hereunder. The words "Financial Statements" as same appear throughout this Acquisition Agreement refer to both the Financial Statements and all Notes to the Financial Statements in their entirety (unless otherwise specifically indicated). MSH has no reason to believe that Acquiror will not be able prepare audited financial statements of MSH to enable it to timely require such reports as are required of it as a company subject to the reporting requirements of Section 12(g) of the 1934 Act. As indicated in the Financial Statements, MSH has sufficient assets, on a stand alone basis, so that on completion of the audit required to be performed within sixty (60) days after the Closing its assets would permit it to meet the financial requirements for listing on NASDAQ SmallCap.

          (j) Conflict With Documents. Neither the execution, delivery and performance of this Agreement by MSH, nor the consummation of the transactions contemplated hereby, either immediately or with the passage of time or the giving of notice or both will:

                 (i) conflict with or cause a breach or default under any of the terms and conditions of, or result in a termination or modification of, or cause any acceleration of any material obligations of MSH, under any contract, lease or other instrument to which MSH is bound; or

                 (ii) conflict with any material provisions of MSH's Certificate of Incorporation, By-laws or any other laws or regulations by which MSH is bound; or

                 (iii)result in the creation or imposition of any liens, charge or encumbrance against MSH or any of its assets.

          (k) Absence of Material Changes. Except as specifically set forth herein or in any Exhibit hereto or in MSH's Financial Statements since the date of the compiling accountant's letter (report) referred to in paragraph 5 (i) hereof:

                 (i) there has not been any change materially adversely affecting the financial condition of MSH;

                 (ii) MSH has operated its business in the ordinary course of business which includes the continual acquisition of assets in accordance with its business plan;

                 (iii)MSH has maintained its books, accounts and records in the usual, customary and ordinary manner;

                 (iv) MSH has not knowingly waived any pre-existing right of substantial value; and

                 (v) MSH has not borrowed any money outside the ordinary course of business.

          (l) Statements and Other Documents Not Misleading. No provision of this Agreement relating to MSH or any other document, schedule or other information furnished by MSH to Acquiror in connection with the execution, delivery and performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

          (m) Acknowledgment of Awareness of MSH of Acquiror Status as a 12(g) Reporting Company. MSH acknowledges being advised by Acquiror that:

                 (i) Acquiror is currently subject to reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934 because it has filed a Form 10-SB so as to register its securities pursuant to Section 12(g) of the 1934 Act.

                 (ii) In order for Acquiror to comply with the foregoing intentions, MSH shall be required to furnish to Acquiror such information concerning MSH as may be required by applicable laws, rules and regulations, including but not limited to certified financial statements of MSH for at least its last two fiscal years (or such period of time as may be necessary) and unaudited financial statements for any interim periods as may be required.

     6. Title to the Shares. The Sole Shareholder shall represent and warrant to Acquiror that he has good and marketable title to the MSH Common delivered by him to Acquiror, free and clear of any liens, pledges, claims and encumbrances (other than restriction on transfer as a result of securities laws), and each has the right to sell, transfer and assign the foregoing to Acquiror.

     7. Representations and Warranties of Acquiror and Principals. Acquiror and Principals, jointly and severally, make the following representations and warranties to MSH and to the Sole Shareholder each of which is true and correct on the date hereof and shall be true and correct at Closing.

          (a)  Due Incorporation, Good Standing and Qualification.
Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to own, operate and lease its assets and to carry on its business (if any) as it is now being conducted.

          (b) Corporate Authority. Acquiror has the full corporate power and authority to enter into, execute and deliver this Agreement.

          (c)  Capital Structure.

               (i) As of the date hereof, Acquiror has authorized common stock consisting of 40,000,000 shares, par value $.0001 per share, all of which are voting shares, and of which 1,228,000 shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. Acquiror has authorized 10,000,000 shares of Preferred Stock, none of which has been issued or is outstanding. Except for the foregoing or as may be indicated in this Agreement there are no other outstanding securities of the Acquiror.

               (ii) Except as specifically set forth herein or by Exhibit annexed hereto there are no pre-emptive rights, options, warrants, or other rights, stockholder agreements or other agreements or instruments outstanding giving any person the right to acquire any securities of Acquiror, nor are there any commitments to issue any options, warrants or rights to acquire securities of Acquiror or any obligation to issue any other form of securities or notes of Acquiror to anyone nor have any dividends been declared by Acquiror or shares of Acquiror set aside for such purposes.

          (d) Status of Acquiror Common Stock to be Issued. The shares of Acquiror Common to be issued pursuant to this Agreement shall be, when issued, duly and validly authorized and issued, fully paid and non-assessable and each of such shares shall bear the restrictive legend as heretofore indicated in elsewhere in this Agreement and the record and beneficial owner of such shares shall receive good and marketable title to such shares free and clear of any liens and/or encumbrances.

          (e) Tangible Net Worth. Information concerning the Tangible Net Worth of Acquiror as of June 30, 1999 appears in an attached Exhibit hereto.

          (f) Litigation. There are not now nor have there been since the inception of Acquiror any pending or threatened suits, legal proceedings, claims or governmental investigations against or with respect to Acquiror or its assets or any basis for any such suits, legal proceedings, claims or governmental investigations.

          (g) Conflict With Documents. Neither the execution, delivery and performance of this Agreement by Acquiror nor the consummation of the transactions contemplated hereby, either immediately or with the passage of time or the giving of notice or both will:

               (i) Conflict with or cause a breach or default under any of the terms and conditions of, or result in a termination or modification of, or cause any acceleration of any obligations of Acquiror under any contract, lease or other instrument to which Acquiror is bound; or

               (ii) Conflict with or violate the provisions of Acquiror's Certificate of Incorporation, as and if amended, and By-laws or any other laws or regulations by which Acquiror is bound; or

               (iii)Result in the creation or imposition of any lien, charge or encumbrance against Acquiror or any of its assets.

          (h) Taxes. Acquiror has filed (or will promptly file) all applicable Federal, state, local and foreign tax returns required to be filed to date in accordance with the provisions of law pertaining thereto and has paid (or will promptly pay) all taxes, interest, penalties and assessments (including without limitation, income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, sales and use taxes, and all penalties and interest in respect thereof) required to have been paid to date; and all taxes of all types have been accrued on the Acquiror's books or paid as the case may be - all being reflected on the financial statements set forth in an Exhibit hereto.

          (i) Compliance with Laws. Acquiror is in compliance with all existing requirements of laws and administrative rules, federal, state and local, and all existing requirements of governmental bodies or agencies having jurisdiction over it and has all necessary licenses (federal, state and/or local) required of it in order to conduct its current business activities.

          (j)   Financial Statements.

                (i) The Financial Statements of Acquiror as of June 30, 1999, attached as an Exhibit hereto, and incorporated herein, have been certified by Bersch Accounting, independent certified public accountants.
Such audited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, are correct and complete in all material respects and fairly and accurately present the assets, liabilities and, financial position of Acquiror as of the dates and for the periods stated therein, except as set forth herein or therein. As of June 30, 1999, Acquiror had no material liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of a type which would be included in a balance sheet and/or the notes thereto prepared in accordance with generally accepted accounting principles, except as and to the extent disclosed on the Financial Statements delivered hereunder. The words "Financial Statements" as same appear throughout this Acquisition Agreement refer to both the Financial Statements and all Notes to the Financial Statements in their entirety
(unless otherwise specifically indicated).

               (ii) Each of the Financial Statements is accurate and correct in all material respects and has been prepared in accordance with the books and records of Acquiror as at the dates and for the periods indicated.

               (iii) The books and records of Acquiror have been and are being maintained in accordance with all applicable legal and accounting requirements, fully and fairly reflect all of the transactions of Acquiror and are correct and complete in all material respects.

          (k) Statements and Other Documents Not Misleading. No provision of this Agreement relating to Acquiror or any other document, schedule or other information furnished by Acquiror to MSH and/or the Sole Shareholder in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

          (l) No Subsidiaries. Acquiror does not currently have any subsidiaries.

          (m) No Contracts. Acquiror is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment, other than as may be indicated in its financial statements and notes thereto and/or as annexed hereto and marked as an Exhibit hereto.

          (n) Actions Since Balance Sheet Date. Since the date of the balance sheet audited or unaudited, as the case may be, contained in the financial statements referred to in paragraph (j) hereof, Acquiror, except as specifically provided herein and most specifically in Exhibit I hereto, has not taken any action either within or without the ordinary and usual course of business; has not borrowed any money or become liable for any obligations nor become contingently liable for any obligation or liability of itself or others; has paid all of its debts and obligations as they have become due; has not incurred any debt, liability or obligation of any nature to any party except for obligations arising under this Agreement; has not knowingly waived any right of value; has used its best efforts to preserve its business organization intact; and has maintained its books, accounts and records in the usual, customary and ordinary manner and there have not been and will not be any material changes with respect to such Financial Statements from the date of the balance sheet hereof up to and through the closing of the acquisition transaction referred to herein.

          (o) No Adverse Change. Since the date of the balance sheet in the financial statements referred to in paragraph (j), above, there has not been and there is not threatened any adverse change in the financial condition, business, prospects or affairs of Acquiror or any physical damage or loss to any of its assets (except as may be specifically set forth herein).

          (p) SEC Reporting Requirements. Acquiror is subject to the reporting requirements of the 1934 Act. Each report, as amended or supplemented, filed by the Acquiror pursuant to the requirement of the 1934 Act, when made, was be accurate and complete and contained no untrue statements of a material fact nor omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

          (q) Governmental Consent. To the best of Acquiror's knowledge, no permit, consent, approval or authorization of any governmental or regulatory authority or agency or any third party is required of Acquiror or any of the Principals in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          (r) Attached hereto as an Exhibit and/or if not attached hereto nevertheless incorporated herein by reference are true, correct and complete copies of: Certificate of Incorporation of Acquiror and any and all amendments
thereto By-Laws of Acquiror Acquiror's List of Shareholders.   All of the
foregoing remains unchanged and in full force and effect as of the date hereof. All references to any of the foregoing in this Agreement, however such documents are named or described, will mean those documents included in such Exhibit.

          (s) The Acquiror does not now have and from the date hereof to and through the Closing shall not have (i) any full time employees; nor (ii) any obligation to pay for services rendered to or in respect of Acquiror except in connection with this Agreement and the transactions contemplated hereby, the aggregate cost of which shall not exceed $15,000; and (iii) any other obligations or liabilities, including without limitation to those in respect to any health insurance, pension, profit sharing, deferred salary or any other employee benefit plan.

          (t) Neither the Acquiror nor any of its officers or directors nor any of the Principals nor any of their respective affiliates, has employed any broker or finder or incurred any liability for any brokerage fees or commissions or the like in connection with this Agreement and the transactions contemplated hereby, and the Principals jointly and severally shall indemnify and hold MSH, the Acquiror and the Sole Shareholder harmless from and against any liability for any of the same, together with all costs of defending any claims or demands for the same, including but not limited to reasonable attorney fees.

          (u) Upon consummation of the proposed acquisition contemplated by this Agreement, Acquiror will be eligible for listing in Standard and Poor's Corporation's "Corporate Records" of Retail Investor Services and further represents that it shall utilize its best efforts and fully cooperate with MSH to see to it that the necessary steps are taken for listing of Acquiror when deemed appropriate and what would then be its wholly owned subsidiaries in the aforesaid publication within a reasonable period of time subsequent to Closing of the transactions contemplated herein when, as aforesaid, deemed to be appropriate, necessary and/or practicable by Acquiror.

          (v) The 250,000 shares which each of the Principals is transferring under the Stock Sale Agreement (the "Transfer Shares") were issued in accordance with Rule 701 promulgated under the Securities Act of 1933, as amended. Accordingly, upon their transfer pursuant to the Stock Sale Agreement, the 500,000 Transfer Shares will be tradable under and subject to the volume limitations of Rule 144 under the 1933 Act. On the Closing Date, the Principals will resign as officers and directors of the Company, but shall continue to serve the Company as consultants under a consulting agreement for a six month period. The Principals know of no reason why, if the shares owned by them were registered on Form S-8 during such period as they are consultants to the Company, that the shares would not then be freely tradable under the 1933 Act.

     8. Mutual Covenants. The parties hereto agree to execute and deliver all such other documents as any party and/or their respective counsel may reasonably request in writing from the date hereof until Closing (and if necessary subsequent to Closing) in order to effectuate the transactions contemplated by this Agreement.

     9.     Covenants of MSH.

          (a). From the date hereof until the Closing Date, both MSH and the Sole Shareholder shall use their best efforts to cause MSH to:

               (i) Conduct its business activities and affairs in the ordinary course of business (including the acquisition of agricultural properties in the United States and the importation of agricultural products, principally pistachios and cashews into China all as set forth in MSH's plan of operations);

               (ii) Use its best efforts to preserve its business organization intact, to keep available the services of those current employees that MSH, in its discretion, feels should be retained and to preserve its relationship with customers to the extent practicable and all others with whom it deals similarly to the extent practicable and/or reasonable;

               (iii) Properly give Acquiror notice of any material adverse change in its financial condition, business or affairs;

               (iv) Not mortgage, pledge, transfer or assign any of its assets other than in the ordinary course of business and in a manner consistent with past practices so long as such practices are not prejudicial to MSH except that MSH may enter into leasing and financing arrangements, agreements and guarantees in order to continue to conduct its business activities in the ordinary course of business (and/or in a manner consistent with its past business practices as may be indicated in the Notes to its Financial Statements).

               (v) Maintain its books and records in a manner consistent with past practices;

               (vi) Not enter into any employment agreements except in the ordinary course of business and/or except with respect to any other employment agreements that management of MSH deem to be reasonable and/or advisable for the conduct of its business.

               (vii) Make available for inspection all books and records which Acquiror may reasonably request from time to time as Acquiror deems necessary or appropriate to evaluate the business affairs and financial condition of MSH.

               (viii) Furnish Acquiror with such information, financial or otherwise, concerning MSH, the Sole Shareholder, officers and directors, as is available to MSH and as Acquiror is required to furnish pursuant to reporting requirements applicable to Acquiror and in particular pursuant (but not limited to) the Form 10 Registration Statement.

          (b) Notwithstanding anything to the contrary that may be contained in paragraph 9(a) hereof, Acquiror acknowledges that MSH has made no representation whatsoever regarding its business activities other than as contained herein and/or by Exhibits and/or Schedules annexed hereto including, but not limited to its certified financial statements and notes thereto; MSH understanding that Acquiror is fully relying on the representations contained in such documents and would not entertain the acquisition contemplated herein absent such documents being wholly accurate and complete in all material respects.

     10. Covenants of Acquiror and Principals. From the date hereof until the Closing Date, Acquiror shall and Principals shall cause Acquiror to:

          (a) Conduct its business activities and affairs in the ordinary course of business, which shall mean that it shall conduct no activity other than activities preparatory to the closing hereunder;

          (b) Use its best efforts to preserve its business organization intact;

          (c) Properly and promptly give MSH notice of any change in its financial condition, business or affairs;

          (d) Not mortgage, pledge, transfer or assign any of its asset, nor dissolve, liquidate, cease to do business as a going concern or merge with any other entity;

          (e) Maintain its books and records in a manner consistent with past practices;

          (f) Not incur any liabilities or contingent liabilities; and not enter into any agreements (except as may be indicated in this Acquisition Agreement);

          (g) Make available for inspection all books and records or other information which MSH or the Sole Shareholder may reasonably request from time to time as MSH or the Sole Shareholder deem necessary or appropriate to evaluate the business, affairs and financial condition of Acquiror;

          (h) Acquiror and Principals shall and Principals shall cause Acquiror and their respective representatives to: (i) retain as confidential and not to reveal to any others for any reason whatsoever all information furnished by MSH or at its request, concerning MSH, its present and proposed business, its financial condition, and its officers, directors and Sole Shareholder; and (ii) not, directly or indirectly, use any such information to compete in any way with any present or presently contemplated business of MSH excepting for all disclosure as may be required by applicable federal, state and local laws as well as (but by no means limited to) applicable SEC rules and regulations.

          (j) Acquiror shall not issue any public statements, cause any press releases to be issued or cause any mailings to its stockholders to be made regarding any of the transactions contemplated herein without first providing Sole Shareholder's counsel with the proposed written statements or releases and without first obtaining Sole Shareholder's counsel's written consent regarding publication of such statements, which consent shall not be unreasonably withheld.

     10.1 Covenants of MSH, Acquiror and Principals. From the date hereof until the Closing, MSH and Acquiror each shall and Principals shall cause Acquiror to:

          (a) Not authorize nor make any change or amendment in their respective Certificates of Incorporation, By-Laws, or any other document governing either of them; excepting for such amendment to Acquiror's Certificate of Incorporation as may be necessary to effectuate the transactions contemplated herein.

          (b) Not authorize or issue or in any way obligate either of them to issue any of their respective securities or options or any other rights to acquire any such securities.

     10.2     Further Covenants of MSH and Acquiror and Principals

          (a) Acquiror, its principals and MSH acknowledge and understand that this Agreement indicates various intentions, which intentions if consummated would result in (a) changes in control of the Acquiror, (b) acquisition of assets by Acquiror and (c) acceptance of tendered resignations of Acquiror's current directors and the nomination and election to Acquiror's Board of Directors of new directors as more fully set forth herein.

          (b) The parties hereto further acknowledge that the Agreement contains a significant number of material conditions precedent to the consummation of the proposed transaction and indicates that if Acquiror's and MSH' intention to consummate the transaction materializes that Acquiror shall issue a significant number of restricted shares of its Common Stock to MSH's current stockholder in exchange for all of MSH's then issued and outstanding securities (so that MSH will be wholly a owned subsidiary of Acquiror upon consummation of the proposed transaction). Accordingly, upon conclusion of the proposed transaction MSH's Sole Stockholder will own 88.73% of all outstanding shares of Acquiror. The parties further acknowledge that it is a condition of Closing that all of the Acquiror's existing officer's and directors resign, enter into six month consulting agreements with the Acquiror and, immediately prior to their resignations, elect the following officers and directors :

the Sole Shareholder
Wai Hong Chong    -   Chief Executive Officer,
                      Chairman of the Board and a Director;

Wai Tong Chong    -   Director;

Kam Kui Leong     -   Vice President, Secretary and a Director;

Kam Cheong Leong  -   Vice President, North American Operations and a Director;

Charles Spooner   -   Director (collectively the "New Management").

     11. Continuation and Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made in this Agreement shall continue to be true and correct at and as of the Closing Date and shall survive the Closing and the consummation of the transactions contemplated by this Agreement for two years from the closing date hereof unless otherwise expressly provided herein.

     12. Conditions Precedent to the Obligation of Acquiror. The obligations of Acquiror under this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of MSH under paragraph 5 hereof, and Sole Shareholder under paragraph 6 hereof, herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on the Closing Date.

          (b) Performance of Agreements. MSH and Sole Shareholder shall have in all material respects performed all obligations, agreements, covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

          (c) Corporate Approvals. All necessary corporate action on the part of the directors and holders of MSH Common approving the transactions contemplated by this Agreement shall have been taken.

          (d) Opinion of Counsel to MSH. Acquiror shall receive an opinion of Frank J. Hariton, Esq., counsel to MSH, to the effect that:

               (i) MSH is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite corporate power under the laws of such jurisdiction to carry on its business as then being conducted and to consummate the transactions contemplated hereby;

               (ii) All necessary corporate proceedings of the Board of Directors of MSH and holder of MSH Common to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken;

               (iii) This Agreement has been duly authorized, executed and delivered by MSH and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights generally, and except for established equitable defenses;

               (iv) Such counsel (who need not make inquiry of others for such purpose) knows of no actions, suits or proceedings pending or threatened against or affecting MSH, which would result in a breach of the representations and warranties set forth in this Agreement, except as disclosed herein;

               (v) The MSH Common to be delivered to Acquiror on the closing date in accordance with the terms of this Agreement, shall vest in Acquiror all right, title and interest in 100% of the then issued and outstanding shares of MSH Common and said shares are duly and validly issued, fully paid and non-assessable.

     In rendering the foregoing opinions, Frank J. Hariton may rely, where appropriate, solely upon the opinion of counsel admitted to practice in the British Virgin Islands who is reasonably satisfactory to the Acquiror and its counsel.

          (e) Satisfactory to Counsel. All proceedings taken by MSH and all instruments executed and delivered by MSH on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for Acquiror.

          (f) Absence of Prohibitions. No court order prohibiting the acquisition by Acquiror of the MSH Common set forth herein shall be in effect.

     13. Conditions Precedent to the Obligations of MSH and Sole Shareholder. The obligations of MSH and Sole Shareholder, under this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Principals herein contained shall have been true and correct in all respects when made, and, in addition, shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on the Closing Date.

          (b) Performance of Agreements. Acquiror shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

          (c) Corporate Approval. All necessary corporate action on the part of the Board of Directors and shareholders of Acquiror approving the transactions contemplated by this Agreement shall have been taken (including, but not limited to the resignation of existing management, the election of New Management and the execution of the consulting agreements referred to herein.

          (d) Cash of Acquiror. As of the time of the Closing, the Acquiror shall not have liabilities (fixed or contingent) in excess of $15,000 excepting for legal and/or accounting expenses relating to the transactions contemplated herein and in Section 5 (m) hereto.

          (e) Opinion of Counsel to Acquiror and Principals. MSH and Sole Shareholder shall have received an opinion of Mark T. Thatcher, Esq., counsel to Acquiror and Principals, to the effect that:

               (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power under the laws of its state of incorporation to carry on its business as then being conducted and to consummate the transactions contemplated hereby;

               (ii) All necessary corporate proceedings of the Board of Directors and Shareholders and Principals of Acquiror to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken;

               (iii) This Agreement has been duly authorized, executed and delivered by Acquiror and Principals and constitutes its legal and valid binding obligation of Acquiror and Principals, enforceable against them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other similar laws relating to or affecting the enforcement of creditors' rights, generally;

               (iv) Such counsel (who need not make inquiry of others for such purpose) knows of no actions, suits or proceedings pending or threatened against or affecting Acquiror or Principals which would result in a breach of the representations and warranties set forth in this Agreement, except as disclosed herein and/or enumerated in an Exhibit hereto;

               (v) The shares of Acquiror Common to be issued to the Sole Shareholder on the Closing Date in accordance with this Agreement shall vest in him all right, title and interest in and to said shares and said shares when issued shall be duly and validly issued, fully paid and non-assessable; and

               (vi) Acquiror has the legal right to consummate the transaction enumerated in this Agreement.

               (vii) The Transfer Shares are free trading shares by reason of Rule 701 under the Securities Act of 1933, as amended.

          (g) Proceedings Satisfactory to Counsel. All proceedings taken by Acquiror and all instruments executed and delivered by Acquiror on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for MSH.

          (h) Directors and Officers. Acquiror and Principals shall cause all of Acquiror's Directors and Officers to resign, elect New management and to execute consulting agreements.

          (i) No Obligations, etc. The Sole Shareholder shall have received documentation establishing to their reasonable satisfaction and that of their counsel that Acquiror has no further obligations in respect of prior dealings with anyone or any firm except as disclosed in its aforesaid financial statements and/or as disclosed herein.

          (j) Tax Treatment. MSH shall have received (as a result of its independent retention of such persons as it deemed necessary) such advice confirming the tax treatment specified in Section 4 hereof as it shall reasonabl y require.

     14. Deliveries to Acquiror on the Closing Date. On the Closing Date, MSH and Sole Shareholder shall deliver to Acquiror the following:

          (a) Two certificates (i) one of which is executed by the President of MSH confirming that the representations and warranties made pursuant to paragraph 5 of this Agreement, and (ii) the second of which is executed by Sole Shareholder confirming that the representations and warranties made pursuant to paragraph 6 of this Agreement, are true and correct in all material respects when first made and on the Closing Date.

          (b) Certified copies of resolutions duly adopted by the Board of Directors of MSH authorizing the execution, delivery and performance of this Agreement, the consulting agreements, the election of New Management and the resignations of existing management. and the consummation of the transactions contemplated hereby.

          (c) Good Standing Certificate or its equivalent issued by the appropriate jurisdiction of incorporation authorities and dated within a reasonable date of the Closing Date.

          (d) Opinion of counsel to MSH in the form provided in subparagraph 12(e).

          (e) An Investment Letter executed by the Sole Shareholder in the form of presented as an Exhibit attached hereto.

          (f) Certificates for all issued and outstanding shares of MSH Common, in form satisfactory for transfer.

     15. Deliveries to MSH on the Closing Date. On the Closing Date, Acquiror shall deliver to MSH the following:

          (a) Certificate executed by the President and Principals of Acquiror confirming that the representations and warranties made pursuant to the Agreement are true and correct when first made and on the Closing Date and confirming compliance with the provisions of Section 13 hereof.

          (b) Certified copies of resolutions duly adopted by the Board of Directors of Acquiror authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (c) Good Standing Certificate issued by the Secretary of State of the State of Colorado and a no-tax lien certificate issued by the proper agency of the State of Colorado, and dated within a reasonable date of the Closing Date.

          (d) Opinion of special counsel of Acquiror in the form provided in subparagraph 13(e).

          (e) Stock certificates evidencing ownership of Acquiror Common registered in the names of the Sole Shareholder pursuant to Section 2 hereof.

          (f) Resignations of the present officers of Acquiror, and such other documents as counsel for MSH shall reasonably request in writing.

     16. Closing. The parties hereto agree that the closing hereunder ("Closing") and the Closing Date hereunder shall be held on or before November 15, 1999, (but not later than 30 days after the execution of this formal Acquisition Agreement, unless the parties shall otherwise unanimously agree in writing to either an earlier or later date). In the event this transaction has not closed by such date as is indicated in this paragraph 16, it may be abandoned by either party pursuant to paragraph 18 hereof.

     17. Indemnification. Within the period provided in paragraph 11 hereof and in accordance with the terms thereof, each party to this Agreement, jointly and severally, shall indemnify and hold harmless each other party to whom a duty is owed hereunder by such party against and in respect to any liability, damage or deficiency in all actions, suits, proceedings, demands, assessments, judgments, cost and expenses, including attorneys' fees incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty or other non-fulfillment of any agreement on the part of any such party under this Agreement or from any misrepresentations or omissions from any document furnished or to be furnished to a party hereunder. After the Closing, any indemnification obligation of the Acquiror shall be the joint and several obligation of the principals. After the Closing, any indemnification obligation of MSH shall be the obligation of the Sole Shareholder, who may satisfy the same by reducing the number of Acquiror
share which he owns.   MSH as well as Acquiror Principals and the Sole
Shareholder, jointly and severally, hereby (a) agree to the venue and jurisdiction of or in the state and federal courts of New York in connection with any actions commenced under this paragraph 17, and the enforcement of any settlements, orders, decrees and judgments arising therefrom or related thereto, and (b) irrevocably appoint the attorney who is listed as receiving a copy of the notices to it, to accept and receive any and all notices, service, orders, decrees, summons, pleadings and other documents relating thereto.

     18.     Waiver, Modification, Abandonment.

          (a) Waivers. The failure of Acquiror or the Principals to comply with any of their obligations, agreements or conditions as set forth herein may be waived expressly in writing by MSH, by action of its Board of Directors without the requirement of a vote of holders of MSH Common. The failure of MSH and/or the Sole Shareholder to comply with any of their obligations, agreements or conditions as set forth herein may be waived expressly in writing by Acquiror, by action of its Board of Directors, without the requirement of a vote of Acquiror shareholders.

          (b) Modification. This Agreement may be modified (only in writing) at any time in any respect by the unanimous consent of all of the parties hereto.

          (c) Abandonment. The transactions contemplated by this Agreement may be abandoned on or before the Closing Date, notwithstanding approval of this Agreement by the shareholders of any party but only:

               (i) By the mutual agreement of the Boards of Directors of Acquiror and MSH;

               (ii) By the Board of Directors of Acquiror if any of the conditions provided in paragraph 12 or paragraph 14 shall not have been satisfied, complied with or performed in any material respect, and the Board of Directors of Acquiror shall not have waived in writing such failure of satisfaction, non-compliance or non-performance; or

               (iii) By the Board of Directors of MSH, if any of the conditions provided in paragraph 13 or paragraph 15 shall not have been satisfied, complied with or performed in any material respect, and the Board of Directors of MSH shall not have waived in writing such failure of satisfaction, non-compliance or non-performance.

          (d) Effect of Abandonment. If the transactions contemplated by this Agreement are abandoned as provided for in paragraph 18 hereof, (i) this Agreement shall forthwith become wholly void and shall have no effect without liability to any party to this Agreement (except as heretofore indicated in paragraph (c) above) or to the directors, officers, representatives and agents of any such parties and (ii) each party shall pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, and experts, if any.

     19. Execution. This Agreement shall become binding and legally effective when it has been executed by Acquiror, the Principals, MSH and Sole Shareholder.

     20.     Miscellaneous.

          (a) Finders. Except as may be specifically set forth herein or in Exhibit G hereto, the parties acknowledge that there are no persons entitled to receive any finder's fee, brokerage or similar commission or fee in connection with the transactions contemplated by this Agreement and each party hereto indemnifies and holds the other parties harmless against any claim for any such finder's fee based on the alleged retention of a finder.

          (b) Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as they are applied to agreements executed, delivered and to be performed entirely within the State of New York.

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, or by recognized overnight courier, addressed as set forth below:

               (i)     If to Acquiror:
                       c/o Mark T. Thatcher, Esq.
                       360 Thames Street
                       Newport, Rhode Island 02840

                       with a copy, given in the manner prescribed above to:

                       Mark Thatcher, Esq.
                       Nadeau & Simmons
                       1250 Turks Head Building
                       Providence, Rhode Island 02903

               (ii)    If to MSH and Sole Shareholder:
                       J.OK International (Hong Kong) Ltd.
                       Room 3203 Western Tower
                       Shun Tak Centre
                       168-200 Connaght Road Central
                       Hong Kong

                       Attn.: Chong Wai Hong

                       with a copy, given in the manner prescribed above to:
                       Frank J. Hariton, Esq.
                       1065 Dobbs Ferry Road
                       White Plains,  New York 10607

Any party may alter the address to which communications are to be sent by giving written notice of such change and address by conformity with the provisions of this paragraph of the giving of notice.

          (d)   Binding Nature of Agreements;  No Assignment.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          (e) Entire Agreement; Amendment. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.

          (f) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by any other party to carry out the intended purposes of this Agreement.

          (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.


                {Balance of page intentionally left blank.}

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


PRINCIPALS               OAK BROOK CAPITAL III, INC.


By:
Mark T. Thatcher         Mark T. Thatcher, President


Attest:


Gerard M. Werner,
Secretary

                         MIGHTY STAR HOLDINGS, LTD.

                         SOLE SHAREHOLDER

By:
Chong Wai Hong,          Chong Wai Hong
President

Attest:
Chong Wai Hong,
Secretary